Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Howard Berger, M.D., President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

Sarah James, Barclays

John Ransom, Raymond James & Associates

Mitra Ramgopal, Sidoti & Co., LLC

P R E S E N T A T I O N

Operator

Good day and welcome to the RadNet Third Quarter 2021 Financial Results Call.

Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s third quarter 2021 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-part reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2020. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Howard Berger, M.D.

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our third quarter 2021 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders, and shareholders, and wish you all well during this challenging time. Let’s begin.

I’m very pleased with our performance this quarter. Our financial and operating metrics in the third quarter demonstrate continued strengthening and improvement in our business that began in the third quarter of last year. A number of factors are driving our improving performance. First, the cost of saving measures that we implemented during the COVID-19 period in 2020 and further cost containment actions this year have lowered operating expenses and created efficiencies within our regionally clustered centers. Second, our procedural volumes have substantially recovered as many of the municipalities and states in which we operate have loosened COVID-19 restrictions. Lastly, investments we made last year and during the first three quarters of this year, both with respect to capital expenditures and tuck-in acquisitions, are beginning to contribute to our financial results.

We discussed previously the extraordinary investments we made in upgrading our mammography systems during 2020 to 3D digital mammography, otherwise known as tomosynthesis. While mammography volumes have not fully recovered from the COVID-19 impact, we are experiencing enhanced reimbursement from the volumes we are now performing on these newly upgraded 3D systems.

Additionally, during the first three quarters of this year we acquired 15 facilities within the New York metropolitan market, New Jersey, and California. The newly acquired facilities have unique cost savings and consolidation opportunities with existing RadNet facilities. We expect significant improvement from their results in the coming quarters when we have completed their integration processes.

As a result of all of these factors, our results during the third quarter were the best of any third quarter in our Company’s history. As compared with last year’s third quarter, which was more heavily impacted by COVID-19, revenues increased 14.0% and EBITDA more than 19.2%, even after deducting a $7.7 million benefit we had from payroll tax forgiveness during this third quarter.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

I am particularly proud of the margin improvement we were able to demonstrate, achieving an EBITDA margin of 16.4%, higher by 0.7% from the third quarter of 2020. The margin improvement is the result of both the return of both of our procedural volumes to more normalized levels, as well as many of the cost saving measures we have put in place, which has included consolidating under performing sites and changing key operational processes, both at the center level and within our corporate support departments.

Adjusted earnings were also very strong in the quarter. We recognized adjusted net income per share during the quarter of $0.21, which favorably compares to the adjusted net income per share in last year’s third quarter of $0.15. As a result of the strong performance in this year’s first three quarters and the confidence we are feeling for the remainder of the year, we have elected to again increase certain of our key financial guidance levels for 2021. Mark, in his prepared remarks will review the increases we made to our EBITDA and free cash flow guidance levels which were outlined in our earnings press release this morning.

We are particularly proud of our performance this quarter in light of the ongoing challenges from COVID-19 and its variants on our business and the entire healthcare delivery system. While we have experienced steady quarterly improvement in our procedural volumes since the height of the COVID-19 last year, certain modalities and geographies remain impacted. For example, our mammography business, which is the procedure we perform that is the most elective in nature, continues to lag behind our projections for the year.

Additionally, our New York metropolitan region, while showing improvement, continues to be more heavily effected than other geographies and was further impacted in the quarter from Hurricanes Henry and Ida. We are optimistic that as COVID-19 continues to diminish, patients will more frequently visit referring physicians and feel more comfortable addressing health issues that necessitate the use of diagnostic imaging.

Furthermore, challenges in the workforce and staffing in this difficult labor market continue to be factors in our performance. We discussed on the last financial results conference call some of the difficulties we are experiencing in hiring and retaining staff at the center level and within administrative functions. We continue to experience a tight labor market where demand for talent is outpacing supply. Additionally, many potential workers who were furloughed or laid off have chosen to continue to remain unemployed.

Though federal subsidization of unemployment benefits has ended, we continue to experience difficulties in staffing. This has restricted our ability to expand hours in certain locations to work through patient backlogs and has increased the cost of recruiting and retaining staff. We are looking to address labor issues in various creative ways. This includes establishing stronger relationships with technological schools, offering special workforce incentives to acquire new talent, and implementing technologies, automation, and protocols that use labor more efficiently.

Lastly and before I hand the call over to Mark, I’d like to provide an update on our efforts in artificial intelligence. In April, we announced that our artificial intelligence subsidiary, DeepHealth, received FDA clearance for its artificial intelligence mammography triage software, Saige-Q. Saige-Q is a screening worklist prioritization tool that enables radiologists to more efficiently manage their mammography cases with the use of artificial intelligence. With over 1.5 million mammograms performed annually in our markets, we are in the process of deploying this technology to our breast imagers nationwide.

Additionally, we are also working towards the submission of a more advanced AI diagnostic mammography tool called Saige-DX, which we remain hopeful about submitting to the FDA for its review prior to yearend. This tool has the promise of assisting a radiologist in detecting cancer up to two years earlier than the radiologist might be able to diagnose in the absence of this AI tool. Additionally, we believe this advanced tool will make our radiologists more productive and accurate.

Outside of mammography, for breast cancer we continue to evaluate further areas of AI that can both decrease our costs and drive new revenue streams through providing innovative cost screening programs to large insurance companies who are interested in population health models to improve patient care. As we have communicated in our past, our interest beyond breast cancer lies with AI tools that can screen for the other most prevalent cancers, such as prostate, lung, and colon, and could branch out into the diagnosis of other chronic diseases. We believe that AI will make the screening tests more accurate and cost effective, and thus making them attractive to health plans seeking to create largescale screening programs for their membership, akin to what exists today with mammography and breast cancer.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2021 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our third quarter 2021 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. I will also provide an update to 2021 financial guidance levels which were released in conjunction with our 2020 yearend results in March, and which we amended in both May and August upon releasing our first and second quarter financial results.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishment, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release. With that said, I’d now like to review our third quarter 2021 results.

For the third quarter of 2021, RadNet reported revenue of $332.7 million and Adjusted EBITDA of $62.3 million. Revenue increased $40.9 million, or 14%, and Adjusted EBITDA increased $16.5 million, or 36%, from the third quarter of 2020. Adjusted to remove a one-time $7.7 million benefit from the forgiveness of deferred federal payroll taxes, Adjusted EBITDA was $54.6 million, an increase of 19.2% from the third quarter of 2020. The significantly improved results from last year’s third quarter is a result of increased procedure volumes, cost reductions instituted during the COVID-19 period, additional revenue from our migration to 3D digital mammography, and the contribution from tuck-in acquisitions we completed during the past few quarters.

Adjusted earnings, which are adjusted for one-time events during the periods, for the third quarter of 2021 was $11.2 million, or $0.21 per diluted share, as compared with adjusted earnings of $8 million, or $0.15 per diluted share, for the same period in 2020. Unadjusted for one-time items, net income for the third quarter of 2021 was $16.2 million, or $0.30 per diluted share. This compares to net income of $6.2 million, or $0.12 per diluted share, in the third quarter of 2020.These per share values are based upon weighted average number of diluted shares outstanding of 53.8 million shares in the third quarter of 2021 and 52.0 million diluted shares outstanding in the third quarter of 2020.

Effecting net income in the third quarter of 2021 were certain non-cash expenses and non-recurring items including the following: $4.4 million of non-cash employee stock compensation expense; $163,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $2.6 million loss on the disposal of certain capital equipment; $1.6 million of non-cash gain from the interest rate swaps; $7.7 million gain on the forgiveness of deferred federal payroll taxes; and $649,000 of amortization expense of deferred financing costs and loan discount related to our existing credit facilities.

For the third quarter of 2021, as compared with the prior year’s third quarter, MRI volume increased 18.4%, CT volume increased 13.4%, and PET/CT volume increased 6.6%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and all other exams, increased 15.6% over the prior year’s third quarter. On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2021 and 2020, MRI volume increased 11.2%, CT volume increased 7%, and PET/CT volume increased 4.8%. Overall same-center volume, taking into account all routine imaging exams, increased 10% from the prior year same quarter.

In the third quarter of 2021, we performed 2,185,956 total procedures. The procedures were consistent with our multi-modality approach, whereby 76.4% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2021 were as follows: 314,870 MRIs as compared with 266,049 MRIs in the third quarter 2020; 189,444 CTs as compared with 167,005 CTs in the third quarter of 2020; 11,600 PET/CTs as compared with 10,886 PET/CTs in the third quarter of 2020; and 1,670,042 routine imaging exams, compared with 1,446,216 of these exams in the third quarter of 2020.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Overall GAAP interest expense for the third quarter of 2021 was $12 million. This compares with GAAP interest expense in the third quarter of 2020 of $11.1 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $7.6 million in the third quarter of 2021 as compared with $8.4 million in the third quarter of last year. The lower cash paid for interest in this year’s third quarter was the result of the timing of interest payments and our lower cost of capital, mainly due to the refinancing transaction in April.

With regards to our balance sheet, as at September 30, 2021, unadjusted for bond and term loan discounts, we had $619.9 million of net debt, which is our total debt at par value less our cash balance. This compares with $633.3 million of net debt at September 30, 2020. Note that this debt balance includes New Jersey Imaging Network’s debt of $48 million, which RadNet is neither a borrower nor a guarantor. As of September 30, 2021, we were undrawn on our $195 million revolving line of credit and had a cash balance of $151.3 million.

At September 30, 2021, our accounts receivable balance was $152.4 million, an increase of $49.2 million from yearend 2020. The increase in accounts receivable is the result of the significant increase in our procedure volumes and revenue relative to 2020 revenue, which was impacted heavily by COVID. Our days sales outstanding, or DSO, remains near the lowest levels in the Company’s history. Despite the increase in aggregate accounts receivable, our DSO was just 38.6 days at September 30, 2021. Through September 2021, we had total capital expenditures net of asset dispositions and sale of imaging center assets and joint venture interests of $77.9 million. This excludes capital expenditures at our New Jersey Imaging Network JV of $10.8 million.

At this time, I’d like to update and revise our 2021 Fiscal Year guidance levels, which we released in conjunction with our fourth quarter and yearend 2020 results originally and amended twice after reporting our first and second quarter 2021 results.

For total net revenue, our original guidance was $1.250 billion to $1.300 billion. We’ve increased that to $1.3 billion to $1.350 billion. For Adjusted EBITDA, our original guidance levels were $180 million to $190 million. Our newly revised guidance levels are $210 million to $220 million. For capital expenditures, our original guidance was $70 million to $75 million. Our new guidance is $85 million to $90 million. For cash interest expense, our original guidance level was $39 million to $44 million. Our revised guidance level is $35 million to $40 million. For free cash flow, our original guidance level was $60 million to $70 million. Our revised guidance range is $80 million to $90 million.

As noted, we have increased this quarter our guidance ranges for both Adjusted EBITDA and free cash flow. Additionally, this quarter we raised our capital expenditures level to reflect additional investments and growth opportunities we have identified in several of our core regional markets.

I’ll now take a few minutes to give you an update on 2022 reimbursement and discuss what we know with regards to 2022 anticipated Medicare rates. As a reminder, Medicare represents about 22% of our business mix.

With respect to Medicare reimbursement in July, we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about that time every year. As discussed on our second quarter earnings call, we completed an initial analysis and compared those rates to 2021 rates. We volume weighted our analysis using expected 2022 procedure volumes. Our analysis of the proposal in July implied that on roughly $1.3 billion of revenue we would face approximately a $13 million revenue hit in 2022.

Upon receiving the final rule from CMS last week, we updated this analysis. The analysis shows that the cut in the final rule will be smaller than originally proposed. Our updated analysis shows that we will face an approximately $10 million negative impact on our revenues from this cut in 2022. While this news is better than we reported in July, we remain hopeful, like last year, that Congress in December will partially or fully mitigate this cut, particularly in light of the continuing COVID-19 and Delta variant situation.

We remain opportunistic, or optimistic, I should say, for this possibility, as a significant portion of the cut is the result in CMS decreasing the conversion factor in the Medicare reimbursement formula, which impacts all medical specialities, not just radiology. As a result, there are many lobbying groups from the various medical specialties aggressively opposing the cut in concert with the lobbying forces of the radiology industry. We hope to have more to update you about this matter in mid- to late December when Congress meets.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Howard Berger, M.D.

Thank you, Mark.

The healthcare landscape is changing rapidly. Healthcare is consolidating. New payment models are taking shape to include risk taking and the financial alignment between payers and providers. Vertical integration is accelerating among health plans and providers, and large retailers and drugstore chains are testing new models and physical locations for patient care.

As the healthcare landscape changes, RadNet’s business, payment models, and service offerings must also adapt. We continue to be on the attractive side of the cost curve and assist the payers in driving patients outside of the more expensive hospital environments. While it is important to create solutions to address the cost of healthcare, we are also endeavoring to impact the health and wellbeing of our population.

For example, our interest and pursuit of artificial intelligence solutions is as much about offering widespread screening programs for the most prevalent cancers and chronic diseases than it is about increasing our own efficiency and cost savings. A big part of the future of value-based care will be tied to the ability of providers to keep large patient populations more healthy and disease free. This can occur through the design of screening programs or models of care that will both prevent disease or detect disease earlier so that patient outcomes are materially improved and the cost to the healthcare system are effectively lowered.

While mammography for breast cancer is an excellent example of a successful program, though it still can be improved with better compliance and technology. We lack similar programs for many of the other most common occurring cancers. This is an example of where RadNet is headed. I am certain that creating these cost-effective diagnostic solutions will dynamically change the way large patient volumes are managed while driving significant new patient volumes and revenue streams into the RadNet operations.

In the coming quarters we will continue a number of initiatives to drive our growth and efficiency. Our activities will include moving the eRAD platform onto a cloud-based architecture that will benefit our workflow and create enhanced operating efficiency of our staff and contracted radiologists. We will continue to pursue health system joint venture opportunities, both newly created ones as well as expansion of existing relationships. We will be consolidating call centers and scheduling functions for the convenience of our patients and referral sources and to create regional cost savings and efficiencies; and be investing in technologies that will shorten scanning times, improve the patient experience, and automate processes that are today manual. Thereby allowing us to more efficiently utilize our labor force.

Our strong free cash flow, significant cash balance, and low leverage and cost of capital in our Company’s history affords us the ability to be continuing our growth path. Strategic tuck-in acquisitions will continue to be an important aspect of our growth. Today, the arbitrage between RadNet’s enterprise value and the multiples for which we can purchase targets is more attractive than ever. While larger targets might cause us to stretch beyond these valuation levels, they usually afford us more operating and cost synergies that, once achieved, serve to lower the acquisition multiples into this range over time.

In conclusion, we are excited and enthusiastic about the opportunities that lay ahead for RadNet, and we look forward to updating you further in the coming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Of course, thank you.

We will go ahead and take our first question from Brian Tanquilut from Jefferies. Please go ahead.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Brian Tanquilut

Hi, good morning, guys, and congrats on the good quarter.

Mark, I guess let me start with guidance. Just looking at the guidance and what’s implied for Q4, normally we see a sequential uptick in earnings from Q3 to Q4 is the seasonality pattern. Just curious, is this just conservatism, or is there anything we should be thinking about in terms of like the sequential trend?

Mark Stolper

No, I don’t think that there’s anything implied in there that gives us pause about our fourth quarter results. I think the business has obviously been strong and getting stronger throughout the year. We anticipate, assuming no changes in the Delta variant or COVID stay at home restrictions, we would expect a strong fourth quarter. I think it maybe has embedded conservatism in it.

Brian Tanquilut

Okay, appreciate that. Then I guess, as I think about 2022 and beyond, right. Any color you can share with us in terms of how you’re thinking about 2022 at this point without thinking about guidance yet, but just qualitatively and how you’re thinking about your ability to grow EBITDA? Then maybe kind of longer term, margins were obviously strong in 2021. Do you think you can grow margins off of the current base?

Mark Stolper

Sure, I mean, you know, we obviously haven’t formulated our guidance levels for 2022 yet. We are finishing our internal budget process at this point, which we do both from a bottoms-up center-by-center basis, and then also from a top down in terms of bridging from 2021 with changes that occur in the business. Look, we’re growing same-store sales fairly aggressively. We’ve always historically said, hey, we think we can grow same center performance 2% to 4% on an annual basis over the long term. We’ve obviously been exceeding that this year, even if you compare it to 2019, which was the last year that was unimpacted by COVID. We feel good about the business.

As we said in our prepared remarks, there’s some areas, despite how well we’re doing at this point, there’s still some areas that continue to be impacted by COVID. In particular, our mamo volumes have not come back to their levels that are expected. We’re probably, if we had to estimate, 10% to 15% below where we thought we would be this year. As we said, mamo tends to be, of all the modalities, the most elective by nature because it is a screening program and we’ve just seen women not come in regularly for their annual screening exams. Perhaps because of concerns of COVID, or not generally going to their family practitioners, their OB-GYNs who generally remind women about their annual screening exam. That still is a lagger and we hope that that would recover next year.

Then we’re also seeing a particular region, the New York metropolitan area, of all of our regions, that’s the one region that isn’t meeting its budget that we originally proposed for—our internal budget that we have for 2021. We think that there’s some significant upside in the New York metropolitan area coming back. As we formulate that, you know, we’ll have a significant, I think, same-center performance next year. Should have good same center performance next year. Some of the acquisitions that we did in the first two quarters of this year, in particular in New York and some here in California, will have the full year contribution of those acquisitions next year.

Then obviously we’ll be facing some sort of Medicare hit that we’ll be overcoming through this growth. We estimate it now to be about $10 million. We’re hopeful, as I said in my prepared remarks, that Congress steps in like it did last December and mitigates that cut, in particular because of the fact that the majority of the cut stems from lowering the conversion factor in the Medicare fee schedule by 3.71%, which is a cut that’s now going to be faced by every medical specialty who bills under the Medicare fee schedule. There’s a lot of support and a lot of lobbying in concert with each other to try to get this cut reversed.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

These are just thoughts off the top of my head as to what next year looks like. Obviously, we’re not going to have the benefit of that $7.7 million payroll tax deferral next year. There’s going to be a bunch of ins and outs.

In March, when we release our 2022 guidance, I think we’ll carefully walk the analyst community and all of our stakeholders through kind of the bridge from 2021.

Brian Tanquilut

Got you. Then Mark, just since you touched on volumes, just curious. Are you starting to see kind of like increasing efforts again by the payers? I think some of the payers paused their efforts to shift volumes out of the hospitals during the height of the pandemic. Are they resuming some of those efforts at this point, or anything incremental that you can share with us in terms of what you’re seeing in that regard?

Howard Berger, M.D.

Hi Brian. It’s Dr. Berger. I’ll take that one.

I think we’re seeing considerable renewed interest from the payers to shift the volumes away from more expensive hospitals, and it’s occurring in ways that might be somewhat subtle but nonetheless have been ramped up. I can look at many of the payers. For example, United through their Optum division and just the end of last week CBS Aetna announced that they’re going to be ramping up the hiring of primary care physicians and increasing their in-store, in-pharmacy operations. All of which are designed to better control the patient of cost, not only at the diagnostic level but at the specialty level. Then you have efforts from people like Walmart that are taking a big leap into the healthcare delivery system, both by already having contracted or bought primary physician groups and looking to expand nationally here.

I think when you look at the overall efforts here, they are ramped up, as most of these payers not only want to drive costs away from the hospitals but move towards a vertical integrated healthcare delivery systems. That along with, I think, the adoption of some of the screening tools that we talked about, not only in this closed call but in prior closed calls, will, I think, lead to opportunities in population health management that I believe will have a profound effect on managing healthcare costs and driving more and more patients away from hospitals into the outpatient or ambulatory care.

We shouldn’t disregard also that patients themselves, as well as the continuing presence of COVID, are driving more and more patients themselves into freestanding facilities where, arguably, the ability to provide effective safety measures is much easier. I think all of these factors, while none of them will be, I think, an overnight success, are leading to significant changes in outpatient referral patterns.

Brian Tanquilut

Awesome. Appreciate it. Thank you, guys.

Howard Berger, M.D.

Thanks, Brian.

Operator

We’ll go ahead and move on to our next question from Sarah James with Barclays. Please go ahead.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Sarah James

Thank you. I wanted to dig a little bit more into the staffing challenges. Have they gotten to a point where they’ve affected volumes or you guys have had to change your acceptance of appointments? Then if you could break out how you look at the cost between enhanced hourly pay, bonuses, or temp staff pressure, that would be really helpful.

Howard Berger, M.D.

Okay, thank you, Sarah. It’s Dr. Berger again.

Yes, there have been challenges that have caused us to have to either reduce or not be able to expand our operational hours to accommodate the demand and backlogs that we have. I believe there’s a number of ways that we will be approaching that issue, because this is not just, I think, a temporary issue that we face.

Much like virtually everybody else in business today, staffing has become a limitation on your ability to generate revenue. But as opposed to perhaps other businesses, I think we have more effective ways of helping create some long-term solutions for this. One of them that I mentioned will be through technology, whether it’s the movement we’re going to make to cloud based architecture and computing, or whether it’s newer tools that all the equipment manufacturers are designing now that reduce the patient scan times and improve the experience and allow us to get better throughput on our existing equipment without having to expand our hours.

Additionally, I think there are other tools that we’ll be able to use in terms of scheduling patients more efficiently by getting into more efficient contact centers and scheduling patients remotely or online. Lastly, we’ll be looking very strongly into either buying or potentially aligning with vocational schools that turn out not only greater numbers of technologists but also what we call our patient service representatives on the front lines in the imaging centers.

All of the people that we need to staff our centers are in short supply, and we believe this is a long-term trend that all of these efforts on our part will need to be effective in addressing, but in the long term I think will help not only improve our revenue but certainly improve our margins. But his is a long-term commitment that the Company is going to make and which both the East Coast and the West Coast centers are fully committed to.

Sarah James

Can you quantify the impact that it’s had, either in the third quarter or this year, either on revenue or cost side?

Howard Berger, M.D.

Well, it’s harder to quantify when there’s also an impact from COVID and other issues that we faced in the third quarter in particular like the hurricanes in the New York and northern New Jersey marketplace. But my guess, the impact in the third quarter could easily have been as much as about 2% of our overall revenue. We believe that notwithstanding, you know, climate issues and improving volumes that we are seeing and some improvement in our ability to hire people, I believe we can see that trend already turning here in the fourth quarter in which we expect to be able to ramp up into the 2022 Calendar Year and will be reflected in our budget.

Sarah James

Great. Last clarification, you guys have talked about in the past the improved efficiency that your AI adds for your radiologists, and it’s truly very impressive. Do you have any stats like that about the other technology that you just mentioned, the cloud computing, the shorter scan cycles, how that might effect efficiency or the amount of staffing that you need?

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Howard Berger, M.D.

It’s a little bit early. We still are waiting for the FDA approval on what we believe will be the more important impact on our efficiency tools. That would be the mammography CAD-x product that we hope to submit for FDA approval before the end of the year, in which we hope to get approval some time in the first half of 2022. That, along with the cloud computing and move to that kind of architecture, which will probably take about another year or so, could have a dramatic impact on our radiology efficiency and will allow our radiologists perhaps 20% to 25% improved efficiency and throughput. That just means that they’ll be able to handle more volume.

Part of that will come from the cloud computing because we will be able to get our prior exams almost on demand, as opposed to the need to create special systems for pre-fetching those exams, or calling them on demand themselves, which sometimes right now with the current infrastructure of our IT can be very slow and lessens our radiologist productivity.

These will be tools that I believe not only RadNet but the imaging industry as a whole is going to be a necessity in order to be able to meet the other challenges that we have, which from a staffing standpoint not only include our technologists and patient service representatives, but also the hiring of radiologists. The place that we find ourselves in is the ability to invest into all of these tools, which I think can be very transformative in the entire imaging industry, but particularly for RadNet here, hopefully within the next year to 18 months.

Sarah James

That’s very impressive. Thank you.

Howard Berger, M.D.

Thank you, Sarah.

Operator

We’ll go ahead and move on to our next question from John Ransom with Raymond James. Please go ahead.

John Ransom

Hi, good morning.

Kind of a small clean-up question. Was there some offsetting relief and do you anticipate any on your capitation contracts with respect to the softer utilization? Or is the utilization issue because it’s New York? You don’t really get an offset in California.

Mark Stolper

When you say offset, John, are you saying because of lower utilization, more profitability and so that helps mitigate?

John Ransom

Yes, exactly.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Mark Stolper

I mean, in New York, which is the area that I talked about being geographically impacted, you know, we have between 150,000 and 200,000 lives with the subsidiary of EmblemHealth called AdvantageCare Physicians. I did not know of any material change in that particular contract in this year in terms of utilization. Last year, we saw a big impact on the positive side from our capitation customers, both in California and New York, because, you know, the utilization in general of healthcare services was so low that we were getting paid essentially the same amount for performing fewer services.

This year, we’re seeing much more normalized utilization, given that 1.7 million of our roughly 1.9 million capitated lives are here in California, which seems to be recovering as a market faster than particularly the Northeast and the New York metropolitan market. We didn’t have a significant benefit from our capitated utilization this quarter. New York just isn’t big enough to make a difference.

John Ransom

Great and just a quick question on labor. What percent of your workforce is vaccinated and how much, assuming the CMS vaccine mandate holds, is that going to be something hopefully not but new to worry about next year?

Howard Berger, M.D.

We estimate because it’s not always easy for us to be certain what questions and who will respond to vaccination information, but we anticipate that at this point somewhere around 75% to 80% of our workforce is vaccinated. As far as the mandate is concerned, that’s something that we’ll approach towards the yearend. I’m not sure that the final word on that has really been written as yet and I think, particularly in regard to healthcare workers, it’s an even more complicated issue, given the difficulty in staffing and the workforce right now. But I believe that we’ll be able to address the need for that, which we already have with safety measures and other systems that we’ve had in place for quite some time as we get further and further into the year. But we’re seeing, much like the rest of the country, improved or increasing compliance with vaccination and we’re ramping up our efforts to get as many people fully vaccinated as possible.

John Ransom

Thank you. That’s all for me.

Howard Berger, M.D.

All right.

Operator

We’ll go ahead and move on to our next question from Mitra Ramgopal from Sidoti. Please go ahead.

Mitra Ramgopal

Yes, hi. Good morning and thanks for taking the questions.

First, just curious on Saige-Q. Approximately how many locations the software has been deployed into? On the Saige-DX, how meaningful you think that could be for your mammography business, assuming eventual FDA approval?

Howard Berger, M.D.

At the present time, we have it implemented in probably about two thirds of all of our centers and we expect, if not by the end of the year, by the first quarter to have all of our mammography systems on to the new platform, meaning the Saige-Q or triage tool. The value proposition there is that once we get the CAD-x tool or the Saige-DX tool approved, that will be a rather, a much easier process to get that completely ramped up, and we are attempting to prepare for that at this time.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Hopefully, the benefit that will come from that improved productivity, as well as improved diagnostic capabilities, will allow us to reign in some of our backlogs that we have for screening mammography, as well as it being a very substantial competitive advantage in all of our markets. We will, I think, have more to report on that probably by the second quarter of next year.

Mitra Ramgopal

Okay, thanks. Then if you could just give us an update on Arizona. It’s been about a year since you entered that market. Curious if it’s in line with your expectations or doing even better. If better, are you more inclined now to maybe evaluate some new geographies?

Howard Berger, M.D.

Arizona has been challenging for us, particularly because the centers that we bought in there needed a substantial amount of capital investment, which we anticipated when we went in there. The additional need that we’ve had to staff our facilities and build new facilities has taken us a little longer than we anticipated.

We’re still extremely bullish on that market. We are working very well with our partner, Dignity Health, part of the CommonSpirit System, and everybody is very optimistic about the 2022 time period. But I’d say we’re a little bit behind but not significantly so in our ramp up. We knew that going into this new market would take time. But I think all of the elements are in place so that by perhaps the second quarter or third quarter of next year we expect it to be performing at the levels that we originally anticipated.

Mitra Ramgopal

Thanks, and then finally maybe on JV or M&A opportunities, if you’re seeing more as a result of this still challenging environment as it relates to COVID and the labor pressures.

Howard Berger, M.D.

Yes, I think we are starting to field more in-bound calls, and there is a greater recognition within the healthcare community and the health systems that there are major efforts on the part of payers and others to move business away from the traditional bricks-and-mortars of hospitals.

A number of our existing partners that have other regions that they would like us to work with them, as well as potentially new systems, are all part of our 2022 efforts to continue to move more and more of our centers into joint ventures. As I’ve said on prior closed calls, we would hope that within the next couple years or so, maybe as many as half of our imaging centers will be part of joint ventures with hospital systems, as opposed to the roughly 25% or 30% that are right now. This is as important as part of our strategy as any other aspect that we work on.

Mitra Ramgopal

Okay, thanks again for taking the questions.

Howard Berger, M.D.

Thanks, Mitra.

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RadNet, Inc. – Third Quarter 2021 Financial Results Conference Call, November 8, 2021

Mark Stolper

Thanks, Mitra.

Operator

It appears we have no further questions at this time.

Howard Berger, M.D.

Okay. Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator

With that, that does conclude today’s call. Thank you for your participation.

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